Exhibit 99.1

PRESS RELEASE

Investor Contact:

AngioDynamics, Inc.
Stephen Trowbridge, Executive Vice President & CFO
(518) 795-1408

AngioDynamics Announces Sale of Dialysis Product Portfolio and BioSentry Product to Merit Medical Systems for $100 Million

Announces preliminary Fiscal Year 2023 net sales in the range of $338 million to $339 million

Latham, New York, June 8, 2023 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options and improving quality of life for patients, today announced that it has completed the sale of its Dialysis product portfolio and BioSentry Tract Sealant System Biopsy product to Merit Medical Systems, Inc. for $100 million in cash.

The transaction consists of AngioDynamics’ DuraFlow™, DuraMax®, Evenmore®, Schon XL®, Trio-CT® and Vaxel Plus Hemodialysis Catheter brands, and BioSentry™ Tract Sealant System Biopsy brand.  This combined portfolio of products contributed approximately $32 million in sales in AngioDynamics’ Fiscal Year 2023.

AngioDynamics intends to use net proceeds to eliminate its existing debt and support further strategic investments in growth and profitability.  The divested assets are included in the Company’s Med Device Business and do not have a significant amount of direct costs.  As a result, the transaction will be dilutive to adjusted earnings per share and is expected to be slightly dilutive to corporate gross margins.

“I am excited to announce this divestiture, which supports our focus on our high-growth Med Tech platforms.  While this deal divests strong product lines, we’re pleased with the value we’ve received for these assets, as the transaction strengthens our balance sheet and better positions us to focus on driving growth in our NanoKnife, Mechanical Thrombectomy and Auryon businesses,” commented Jim Clemmer, President and Chief Executive Officer of AngioDynamics.  “This is another significant step in our transformation, and finding an excellent partner to take on these leading dialysis and biopsy assets allows our team to more tightly align around the Company’s core strategic platforms.”

Mr. Clemmer added, “Through this acquisition, Merit gains well-recognized and dependable products from our Med Device portfolio that clinicians trust to provide the best patient care. We are pleased that Merit, a leading global manufacturer and marketer of healthcare technology, is acquiring our Dialysis brands and BioSentry biopsy product.”

Management expects the Company’s net sales for its recently completed fiscal year ended May 31, 2023, inclusive of the Dialysis Product Portfolio and BioSentry product, to be in the range of $338 million to $339 million.  AngioDynamics will report fiscal year results and provide guidance for the 2024 fiscal year in early July.

UBS Investment Bank is serving as financial advisor, and Cadwalader, Wickersham & Taft is serving as legal advisor to AngioDynamics. Piper Sandler is serving as financial advisor, and Parr Brown Gee & Loveless is serving as legal advisor to Merit Medical Systems.

About AngioDynamics, Inc.

AngioDynamics is a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options, and improving quality of life for patients.

The Company’s innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “projects”, “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics’ expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics’ technology or assertions that AngioDynamics’ technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2022. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

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